EXHIBIT 4.2a

SUTRO BIOPHARMA, INC.

THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This Third Amended and Restated Investors’ Rights Agreement (the “Agreement”) is made as of May 24, 2018, by and among Sutro Biopharma, Inc., a Delaware corporation (the “Company”), and each of the persons and entities who have purchased shares of Series A Preferred Stock (the “Series A Preferred”), Series B Preferred Stock (the “Series B Preferred”), Series C Preferred Stock (the “Series C Preferred”), Series C-2 Preferred Stock (the “Series C-2 Preferred”), Series D Preferred Stock (the “Series D Preferred”), Series D-2 Preferred Stock (the “Series D-2 Preferred”) and Series E Preferred Stock (the “Series E Preferred,” and, together with the Series A Preferred, Series B Preferred, Series C Preferred, Series C-2 Preferred, Series D Preferred and Series D-2 Preferred, the “Preferred Stock”) of the Company (individually, a “Purchaser,” and collectively, the “Purchasers”).

RECITALS

A.    The Purchasers hold shares of Preferred Stock and/or shares of Common Stock and are parties to that certain Second Amended and Restated Investors’ Rights Agreement dated as of September 26, 2014, by and among the Company and the Purchasers (the “Prior Agreement”).

B.    The Purchasers that have executed this Agreement are holders of a majority of the outstanding Preferred Stock (voting as a single class and on an as-converted basis) and desire to amend and restate the Prior Agreement in its entirety and to accept the rights created pursuant to this Agreement in lieu of the rights granted to them under the Prior Agreement.

C.    Concurrently with the execution of this Agreement, the Company and certain Purchasers are entering into a Series E Preferred Stock Purchase Agreement of even date herewith (the “Purchase Agreement”), under which certain of the Company’s and such Purchasers’ obligations are conditioned upon the execution and delivery of this Agreement by the Purchasers and the Company.

NOW, THEREFORE, the parties agree as follows:

AGREEMENT

1.    Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“Celgene” means Celgene Corporation, a Delaware corporation.

“Commission” shall mean the Securities and Exchange Commission or any successor agency.

“Derivative Securities” shall mean any securities or rights convertible into, or exercisable or exchangeable for, Common Stock, including options and warrants.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any successor law thereto.

“Holder” shall mean each Purchaser, Silicon Valley Bank (“SVB”), and any transferee of Registrable Securities who pursuant to Section 15 below is entitled to registration rights hereunder.

“Major Investor” shall mean each Holder who holds an aggregate of at least 15,659,255 shares of Preferred Stock, as adjusted for stock splits, stock dividends or distributions, recapitalizations and similar events.

“New Securities” shall mean, collectively, equity securities of the Company (other than those securities excluded from the definition of Additional Shares of Common Stock in the Restated Certificate), whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable (directly or indirectly) for such equity securities.

“Pro Rata Securities” means, with respect to a Major Investor, the Common Stock issued and held by such Major Investor, or issuable upon conversion of the Preferred Stock and any other Derivative Securities then held by such Major Investor.

“Purchaser” shall mean each person or entity who has acquired shares of Preferred Stock and who is a signatory to this Agreement or who holds Registrable Securities and may become a signatory pursuant to Section 22 or Section 23(b) hereof.

“Registrable Securities” shall mean: (i) shares of the Company’s Common Stock issued or issuable upon the conversion of the Preferred Stock; (ii) any Common Stock of the Company issued or issuable in respect of shares of the Preferred Stock; (iii) shares of the Company’s Common Stock issued or issuable upon any conversion of the Preferred Stock upon any stock split, stock dividend, recapitalization, or similar event; and (iv) any shares of the Company’s Common Stock issued or issuable upon conversion or exercise of any convertible security for which subsequent registration rights are granted in accordance with Section 22 or Section 23(b); provided, however, that for purposes of Section 5, the Warrant Stock shall not be deemed to be Registrable Securities and the Warrant Holders shall not be deemed to be Holders by virtue of the Warrant Stock; and provided, further, that Registrable Securities shall not include shares of Common Stock that have been sold to or through a broker or dealer or underwriter in a public distribution or public securities transaction, or sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(a)(1) thereof so that all transfer restrictions and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale or Registrable Securities sold by a person in a transaction in which rights under this Agreement are not assigned.

The terms “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

“Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 5, 6 and 7 hereof, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, reasonable fees and disbursements of one special counsel to the Holders (not to exceed $25,000), blue sky fees and expenses, and the expense of any special audits incident to or required by any such registration, but excluding all Selling Expenses.

“Restated Certificate” shall mean the Company’s Seventh Amended and Restated Certificate of Incorporation, as amended and restated and in effect from time to time.

“Restricted Securities” shall mean the securities of the Company required to bear the legend set forth in Section 3 hereof (or any similar legend).

“Securities Act” shall mean the Securities Act of 1933, as amended, or any successor law thereto.

“Selling Expenses” shall mean all underwriting discounts, selling commissions, and stock transfer taxes applicable to the securities registered by the Holders and any fees of counsel to any Holder, other than the one special counsel to the Holders referred to in the definition of “Registration Expenses” above.

“Warrant Holders” means the undersigned holders of outstanding warrants to purchase Preferred Stock and Common Stock on the date of this Agreement, including SVB, Frederick J. Ruegsegger, John P. Walker, Munro W. Pitt and Daniel H. Petree.

“Warrant Stock” means the Common Stock issued or issuable, directly or indirectly, upon exercise and/or conversion of the warrants to purchase Preferred Stock and Common Stock held by the Warrant Holders.

2.    Restrictions on Transferability. The Restricted Securities shall not be transferable except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. Until the Company’s initial public offering pursuant to a registration statement filed with and declared effective by the Commission under the Securities Act (the “IPO”), the Restricted Securities shall not, without the prior written consent of the Company, be transferred to any entity (or any affiliate thereof) which is engaged in the development, marketing or sale of products that are, in the good faith judgment of the Board of Directors, the same or similar to those of the Company, and any such attempted transfer shall be void ab initio; provided, however, that nothing in this Section 2 shall (i) prohibit any holder of Restricted Securities from transferring such shares to an Affiliate (as defined in the Purchase Agreement) of such holder or (ii) prohibit any Purchaser from acquiring additional shares of the Company’s capital stock pursuant to such Purchaser’s exercise of its rights under the Third Amended and Restated Right of First Refusal and Co-Sale Agreement dated even herewith, as may be amended. Each holder of Restricted Securities will cause any proposed transferee of the Restricted Securities held by such holder to agree to take and hold such Restricted Securities subject to the provisions and upon the conditions specified in this Agreement.

3.    Restrictive Legend. Each certificate representing (i) the Preferred Stock, (ii) shares of the Company’s Common Stock issued upon conversion of the Preferred Stock, and (iii) any other securities issued in respect of the Preferred Stock (or Common Stock issued upon conversion of the Preferred Stock) upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted by the provisions of Section 4 below) be stamped or otherwise imprinted with a legend in substantially the following form (in addition to any legend required under applicable state securities laws):

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF THAT CERTAIN THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT BY AND AMONG THE COMPANY AND THE STOCKHOLDERS LISTED THEREIN, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

Each Purchaser and Holder consents to the Company’s making a notation on its records and giving instructions to any transfer agent of the Preferred Stock or the Common Stock in order to implement the restrictions on transfer established in this Section.

4.    Notice of Proposed Transfers. The holder of each certificate representing Restricted Securities by acceptance thereof agrees to comply in all respects with the provisions of this Section 4. Prior to any proposed transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transfer, the holder thereof shall give at least 10 days prior written notice to the Company of such Holder’s intention to effect such transfer. Each such notice shall describe the manner and circumstances of the proposed transfer in sufficient detail, and shall be accompanied by either (a) a written opinion of legal counsel, who shall be reasonably satisfactory to the Company, addressed to the Company and reasonably satisfactory in form and substance to the Company’s counsel, to the effect that the proposed transfer of the Restricted Securities may be effected without registration under the Securities Act or (b) a “No Action” letter from the Commission to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the holder to the Company. Notwithstanding the foregoing, no such opinion of legal counsel or “No Action” letter shall be necessary for a transfer by a Holder (i) which is a partnership to its partners or former partners in accordance with partnership interests, (ii) which is a limited liability company to its members or former members in accordance with their interest in the limited liability company, (iii) who is an individual to the Holder’s family members or domestic partner, or to a trust for the benefit of an individual

Holder, such individual Holder’s family member or domestic partner, (iv) to an affiliate of such Holder, (v) a transferee who acquires at least 500,000 shares of Registrable Securities in accordance with Section 15 hereof or (vi) which is in compliance with Rule 144 of the Securities Act, provided, that in each case the transferee will be subject to and agrees to be subject to the restrictions of this Agreement to the same extent as if such transferee were an original party hereunder. Each certificate evidencing the Restricted Securities transferred as above provided shall bear the appropriate restrictive legends described above, except that such certificate shall not bear any such restrictive legend if in the opinion of counsel for the Company such legend is not required.

5.    Requested Registration.

(a)    Request for Registration. If at any time after the earlier of (i) the expiration of 180 days following the IPO and (ii) May 24, 2020, the Company shall receive from any Holder or group of Holders of Registrable Securities, representing not less than a majority of the then outstanding Registrable Securities, a written request that the Company effect any registration, qualification or compliance with respect to Registrable Securities representing at least a majority of the then outstanding Registrable Securities held the Holders, the Company will:

(i)    promptly give written notice of the proposed registration, qualification, or compliance to all other Holders; and

(ii)    as soon as practicable, use its best efforts to effect within 180 days of the receipt of such request such registration, qualification or compliance (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within 20 days after receipt of such written notice from the Company;

provided, however, that the Company shall not be obligated to take any action to effect any such registration, qualification or compliance pursuant to this Section:

(A)    in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(B)    if the initiating Holders propose to sell Registrable Securities at an aggregate offering price, before deduction of underwriters’ discounts and expenses, of less than $5,000,000;

(C)    if the Holders requesting such a registration propose to dispose of shares that may be immediately registered on a Form S-3;

(D)    during the 180 day period immediately following the effective date of any registration statement pertaining to securities of the Company, including the Company’s initial registered public offering, (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan); or

(E)    after the Company has effected two such registrations pursuant to this Section and such registration has been declared or ordered effective.

Subject to the foregoing clauses, the Company shall file a registration statement covering the Registrable Securities so requested to be registered as soon as practicable after receipt of the request or requests of any Holder or Holders. If, however, the Company shall furnish within 30 days after receiving a request for registration pursuant to this Section 5(a) to the Holder or Holders requesting a registration statement pursuant to this Section a certificate signed by the Chief Executive Officer of the Company stating that, in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period of not more than 90 days after receipt of the request of the Holder or Holders requesting such registration; provided, however, that the Company may not utilize this right more than once in any 12-month period and that such filing shall not be deferred for an aggregate of more than 90 days in any 12-month period and provided, further, that the Company shall not register any securities for its own account or that of any other stockholder during such period other than pursuant to (i) a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase or similar plan or (ii) a registration relating to a transaction pursuant to Rule 145 promulgated under the Securities Act.

The Company shall not be required to maintain and keep any such registration under this Section 5 after the earlier to occur of (a) 90 days from the date of effectiveness of such registration statement or (b) such date as the disposition of the Registrable Securities subject to such registration has been completed.

(b)    Underwriting. If the Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request and the Company shall include such information in its written notice to the other Holders. The right of any Holder to registration pursuant to this Section shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein.

The Company shall (together with all Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Holders of a majority of the Registrable Securities proposed by such Holders to be distributed through such underwriting. Notwithstanding any other provision of this Section, if the managing underwriter advises the Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then, subject to the provisions of Section 5(a), the Company shall so advise all Holders and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among all Holders of Registrable Securities requesting inclusion in the registration in proportion, as nearly as practicable, to the respective amounts of Registrable Securities originally requested by such Holders to be included in the registration statement. No Registrable Securities excluded from the underwriting by reason of the managing underwriter’s marketing limitation shall be included in such registration.

If the managing underwriter has not limited the number of Registrable Securities to be underwritten, the Company may include securities for its own account or for, the account of others in such registration if the underwriter so agrees and if the number of Registrable Securities which would otherwise have been included in such registration and underwriting will not thereby be limited, and provided that the Company or the other selling stockholders shall bear an equitable share of the Registration Expenses in connection with such registration and underwriting.

If any Holder of Registrable Securities disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, the managing underwriter and the other Holders. The Registrable Securities and/or other securities so withdrawn shall also be withdrawn from registration; provided, however, that if, by the withdrawal of such Registrable Securities, a greater number of Registrable Securities held by other Holders may be included in such registration (up to the maximum of any limitation imposed by the underwriters), then the Company shall offer to all Holders who have included Registrable Securities in the registration the right to include additional Registrable Securities in the same proportion used in determining the underwriter limitation in this Section. If the registration does not become effective due to the withdrawal of Registrable Securities, then either (1) the Holders requesting registration shall reimburse the Company for expenses incurred in complying with the request or (2) the aborted registration shall be treated as effected for purposes of Section 5(a)(E).

6.    Company Registration.

(a)    Notice of Registration. If the Company shall determine to register any of its securities other than: (i) the IPO, (ii) a registration’ pursuant to Section 5 of this Agreement, (iii) a registration relating solely to employee benefit plans or (iv) a registration relating solely to a transaction pursuant to Rule 145 promulgated under the Securities Act, the Company will:

(i)    promptly give to each Holder written notice thereof; and

(ii)    include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made within 20 days after receipt of such written notice from the Company, by any Holder or Holders.

(b)    Cut-back and Allocation. Notwithstanding any other provision of this Section, if the managing underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the managing underwriter may limit the number of Registrable Securities to be included in the registration and underwriting; provided, however, that the managing underwriter shall include in such offering at least 40% of the Registrable

Securities requested to be included in such offering and provided, further, that no party other than the Company or the Holders of Registrable Securities requesting such registration shall be permitted to sell shares in such registration. In such event, the Company shall so advise all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among all Holders of Registrable Securities requesting inclusion in the registration in proportion, as nearly as practicable, to the respective amounts of Registrable Securities originally requested by such Holders to be included in the registration statement. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the managing underwriter. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

(c)    In no event shall the shares of any other selling stockholders be included in such registration that would reduce the number of shares that may be included by the selling Holders of Registrable Securities without the written consent of Holders of Registrable Securities holding a majority of the Registrable Securities proposed to be sold in the offering.

(d)    Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The Registration Expenses of such registration shall be borne by the Company in accordance with Section 8.

7.    Registration on Form S-3. The Company shall use its best efforts to qualify for registration on Form S-3, and to that end, the Company shall comply with the reporting requirements of the Exchange Act. After the Company has qualified for the use of Form S-3, each Holder shall have the right to request an unlimited number of registrations on Form S-3 (such requests shall be in writing and shall state the number of shares of Registrable Securities to be disposed of and the intended method of disposition of such shares by each such Holder), subject to the following limitations:

(i)    the Company shall not be obligated to cause a registration on Form S-3 to become effective prior to 180 days following the effective date of a Company-initiated registration (other than a registration effected solely to qualify an employee benefit plan or to effect a business combination pursuant to Rule 145 promulgated under the Securities Act);

(ii)    the Company shall not be obligated to cause a registration on Form S-3 to become effective prior to expiration of 180 days following the effective date of the most recent registration pursuant to a request under Section 5 of this Agreement or pursuant to a request by a holder of registration rights under any other agreement of the Company granting Form S-3 demand registration rights;

(iii)    the Company shall not be required to effect a registration on Form S-3 unless the Holder or Holders requesting registration propose to dispose of shares of Registrable Securities having an aggregate disposition price (before deduction of underwriting discounts and expenses of sale) of at least $3,000,000;

(iv)    the Company shall not be required to effect more than two registrations on Form S-3 in any 12 month period;

(v)    the Company shall not be required to maintain and keep any such registration on Form S-3 effective for a period greater than the period equal to the shorter of (x) 90 days or (y) that time reasonably necessary to permit the disposition of the Registrable Securities subject to such registration; and

(vi)    the Company may defer the filing of such registration statement for a period of up to 90 days after receipt of the request of the Holder or Holders requesting such registration, if in the good faith judgment of the Company’s Board of Directors, it would be seriously detrimental to the Company and its stockholders if the registration were filed, provided, however, that the Company may not utilize this right more than twice in any 12-month period and that such filing shall not be deferred for an aggregate of more than 120 days in any 12-month period and provided, further, that the Company shall not register any securities for its own account or that of any other stockholder during such period other than pursuant to (i) a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase or similar plan or (ii) a registration relating to a transaction pursuant to Rule 145 promulgated under the Securities Act.

The Company shall give notice to all Holders of the receipt of a request for registration pursuant to this Section and shall provide a reasonable opportunity for all such other Holders to participate in the registration. Subject to the foregoing, the Company will use its best efforts to effect promptly the registration of all shares of Registrable Securities on Form S-3 to the extent requested by the Holder or Holders thereof for purposes of disposition.

8.    Expenses of Registration. All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to either Section 5, Section 6, or Section 7 shall be borne by the Company. All Selling Expenses relating to securities registered by the Holders pursuant to either Section 5, Section 6, or Section 7 shall be borne by the Holders of such securities pro rata on the basis of the number of shares so registered. Notwithstanding the foregoing, the Company shall not be required to pay for Registration Expenses pursuant to Section 5 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (which Holders shall bear such expenses), unless the Holders of a majority of the Registrable Securities agree that the aborted registration shall be treated as effected for purposes of Section 5(a)(E); provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request, then the Holders shall not be required to pay any of such Registration Expenses and shall retain their rights pursuant to Section 5.

9.    Registration Procedures. In the case of each registration, qualification or compliance effected by the Company pursuant to this Agreement, the Company will keep each Holder advised in writing as to the initiation of each registration, qualification and compliance and as to the completion thereof. At its expense the Company will furnish such number of prospectuses and other documents incident thereto as a Holder from time to time may reasonably request.

10.    Termination of Registration Rights. The registration rights granted pursuant to this Agreement shall terminate upon the occurrence of a Deemed Liquidation, as defined in the Restated Certificate or as to any Holder of Registrable Securities, at such time after the Company’s initial registered public offering as the Registrable Securities held by such Holder may be sold within any 90 day period without restriction pursuant to Rule 144 promulgated under the Securities Act.

11.    Lock-up Agreement. In consideration for the Company agreeing to its obligations under this Agreement, each Holder of Registrable Securities and each transferee pursuant to Section 15 hereof agrees, in connection with the initial registered public offering of the Company’s securities, upon request of the Company or the underwriters managing any underwritten offering of the Company’s securities, not to sell, offer, pledge, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, grant any right or warrant to purchase, lend or otherwise transfer or encumber, directly or indirectly, any securities of the Company, nor shall the Holder enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any securities of the Company, during the period from the filing of the first registration statement of the Company filed under the Securities Act that includes securities to be sold on behalf of the Company to the public in an underwritten public offering under the Securities Act through the end of the 180-day period following the effective date of such registration statement (or such other period as may be requested by the underwriters to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto); provided, that each officer and director of the Company and each holder of at least 1% of the Company’s voting securities are similarly bound. Each Holder agrees that the Company may instruct its transfer agent to place stop-transfer notations in its records to enforce the provisions of this Section 11. This Section 11 shall supersede any conflicting provision of Section 5 or Section 7 above. The foregoing provisions of this Section 11 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement. Notwithstanding any other provision of this Agreement, the Company may assign each Holder’s obligations under this Section 11 to any underwriter of the Company’s initial public offering of securities.

12.    Indemnification.

(a)    The Company will indemnify each Holder, each of its officers, directors and partners and such Holder’s legal counsel and independent accountants, and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this Agreement, and each underwriter, if any, and each person who controls any underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Company of the Securities Act or the Exchange Act or securities act of any state or any rule or regulation thereunder, and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, and will reimburse each such Holder, each of its officers, directors and partners and such Holder’s legal counsel and independent accountants, and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder or underwriter and stated to be specifically for use therein; and provided, further, that the Company will not be liable to any such person or entity with respect to any such untrue statement or omission or alleged untrue statement or omission made in any preliminary prospectus that is corrected in the final prospectus filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act (or any amendment or supplement to such prospectus) if the person asserting any such loss, claim, damage or liability purchased securities but was not sent or given a copy of the prospectus (as amended or supplemented) at or prior to the written confirmation of the sale of such securities to such person in any case where such delivery of the prospectus (as amended or supplemented) is required by the Securities Act, unless such failure to deliver the prospectus (as amended or supplemented) was a result of the Company’s failure to provide such prospectus (as amended or supplemented).

(b)    Each Holder will, severally and not jointly, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers and its legal counsel and independent accountants, each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, and each other such Holder, each of its officers, directors and partners and each person controlling such Holder within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, such Holders, such directors, officers, legal counsel, independent accountants, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder and stated to be specifically for use therein; provided, however, that the obligations of such Holders hereunder shall be limited to an amount equal to the proceeds, net of underwriting discounts and commissions but not expenses, to each such Holder of Registrable Securities sold as contemplated herein.

(c)    Each party entitled to indemnification under this Section (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party’s expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent, but only to the extent, that the Indemnifying Party’s ability to defend against such claim or litigation is impaired as a result of such failure to give notice. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

(d)    If the indemnification provided for in this Section 12 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. In no event shall any contribution by a Holder under this Section 12(d) exceed the proceeds, net of underwriting discounts and commissions but not expenses, from the offering received by such Holder.

13.    Information by Holder. The Holder or Holders of Registrable Securities included in any registration shall furnish to the Company such information regarding such Holder or Holders and the distribution proposed by such Holder or Holders as the Company may request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement.

14.    Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Restricted Securities to the public without registration, after such time as a public market exists for the Common Stock of the Company, the Company agrees to use its best efforts to:

(a)    make and keep public information available, as those terms are understood and defined in Rule 144 promulgated under the Securities Act, at all times after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b)    file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

(c)    furnish to Holders upon reasonable request a written statement as to its compliance with the reporting requirements of Rule 144 (at any time after 90 days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration.

15.    Transfer of Rights. Provided that the Company is given at least 10 days prior written notice of such assignment and the transferee or assignee agrees to be bound by all provisions of this Agreement, the rights granted hereunder to cause the Company to register securities may be assigned to (i) a transferee or assignee who acquires at least 500,000 shares of Registrable Securities (appropriately adjusted for stock splits, recapitalizations and like after the date hereof), (ii) a stockholder, subsidiary, parent, general partners, limited partner, retired partner or member of a Holder of Registrable Securities, (iii) a family member or trust for the benefit of any individual Holder of Registrable Securities or (iv) an affiliate of such Holder.

16.    Information and Inspection Rights.

(a)    Delivery of Financial Statements. The Company shall deliver to each Major Investor:

(i)    as soon as reasonably practicable, but in any event within 180 days after the end of the fiscal year, (A) a balance sheet as of the end of each fiscal year of the Company, (B) statements of income and of cash flows for such year, and a comparison between (x) the actual amounts as of and for such fiscal year and (y) the comparable amounts for the prior year and as included in the Budget (as defined in Section 16(a)(iv)) for such year, with an explanation of any material differences between such amounts and a schedule as to the sources and applications of funds for such year, and (C) a statement of stockholders’ equity as of the end of such year, in each case audited and certified by independent public accountants of nationally recognized standing selected by the Board of Directors of the Company;

(ii)    as soon as reasonably practicable, but in any event within 30 days after the end of each of the first three quarters of each fiscal year of the Company, unaudited statements of income and of cash flows for such fiscal quarter, and an unaudited balance sheet as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that the financial report may (A) be subject to normal year-end GAAP adjustments and (B) not contain all footnotes thereto that may be required in accordance with GAAP), and a current capitalization table of the Company setting forth the fully diluted capitalization of the Company, in reasonable detail;

(iii)    as soon as reasonably practicable, but in any event within 30 days of the end of each month, an unaudited income statement and statement of cash flows for such month, and an unaudited balance sheet as of the end of such month, all prepared in accordance with GAAP (except that the financial report may (i) be subject to normal year-end GAAP adjustments and (ii) not contain all footnotes thereto that may be required in accordance with GAAP);

(iv)    as soon as practicable, but in any event 30 days before the end of each fiscal year, a budget and business plan for the next fiscal year (collectively, the “Budget”), prepared on a monthly basis, including balance sheets, income statements, and statements of cash flow for such months and, promptly after prepared, any other budgets or revised budgets prepared by the Company; and

(v)    such other information relating to the financial condition, business, prospects, or corporate affairs of the Company as any Major Investor may from time to time reasonably request; provided, however, that the Company shall not be obligated under this Section 16(a) to provide information (A) that the Company reasonably determines in good faith to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form reasonably acceptable to the Company) or (B) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

(b)    Inspection. The Company shall permit each Major Investor, at such Major Investor’s expense and upon three business days’ prior written notice, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Section 16(b) to provide access to any information that it reasonably considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form reasonably acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

(c)    Termination of Information Rights. The covenants set forth in Section 16 shall terminate and be of no further force or effect upon the earliest to occur of (i) the consummation of the Qualified Public Offering, as defined in the Restated Certificate, (ii) the date upon which the Company first becomes subject to the periodic reporting requirements of Section 13 or 15(d) of the Exchange Act, and (iii) a Liquidation or Deemed Liquidation, as such terms are defined in the Restated Certificate.

(d)    Confidentiality. Each Major Investor agrees that (x) such Major Investor will keep confidential and will not disclose or divulge any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement) to any person other than the employees, officers and directors of itself and its Affiliates who are subject to confidentiality obligations at least as restrictive as are contained herein and have a need to know in connection with monitoring its investment in the Company and/or evaluating the appropriateness of engaging the Company in discussions relating to a potential transaction and (y) such Major Investor will not disclose any financial information or pricing terms from other completed or potential transactions of the Company to any third party in connection with evaluating a potential transaction with the Company other than a transaction primarily for equity financing purposes, or use for any purpose (other than to monitor its investment in the Company and/or to evaluate the appropriateness of engaging the Company in discussions relating to a potential transaction) any financial information or pricing terms from other completed or potential transactions of the Company, unless, in the case of each of clauses (x) and (y), such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 16 by such Major Investor), (b) is or has been independently developed or conceived by the Major Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Major Investor by a third party who is not known by such Major Investor to have breached an obligation of confidentiality such third party has to the Company; provided, however, that a Major Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company and/or evaluating the appropriateness of engaging the Company in discussions relating to a potential transaction; (ii) to any prospective purchaser of any Registrable Securities from such Major Investor, if such prospective purchaser agrees in writing to be bound by the provisions of this Section 16 pursuant to an agreement which lists the Company as a third party beneficiary; (iii) to any affiliate, partner, member, stockholder, or wholly-owned subsidiary of such Major Investor in the ordinary course of business, including but not limited to evaluating the appropriateness of engaging the Company in discussions relating to a potential transaction, provided, however, that such Major Investor informs such person that such information is confidential and directs such person to maintain the confidentiality of such information; (iv) as may otherwise be required by law, court order or stock exchange rule, provided, further, that the Major Investor promptly notifies the Company of any such required disclosure and takes reasonable steps to minimize the extent of any such required disclosure; or (v) to establish any rights or defenses, or enforce any obligations, under this Agreement; provided, further, that the Major Investors shall not disclose any financial information or pricing terms from other completed or potential transactions of the Company to any third party in connection with evaluating a potential transaction with the Company other than a transaction primarily for equity financing purposes. The Company acknowledges that certain of the Major Investors are in the business of venture capital investing and therefore review the business plans and related proprietary information of many enterprises, including enterprises that may have products or services that compete directly or indirectly with those of the Company. Nothing in this Agreement shall preclude or in any way restrict the Major Investors or any Affiliate thereof from investing or participating in any particular enterprise, regardless of whether such enterprise has products or services that compete with those of the Company.

17.    Rights to Future Stock Issuances.

(a)    Right of First Offer. Subject to the terms and conditions of this Section 17 and applicable securities laws, if the Company proposes to offer or sell any New Securities, the Company shall first offer such New Securities to each Major Investor. A Major Investor shall be entitled to apportion the right of first offer hereby granted to it among itself and its Affiliates in such proportions as it deems appropriate.

(i)    The Company shall give notice (the “Offer Notice”) to each Major Investor, stating (A) its bona fide intention to offer such New Securities, (B) the number of such New Securities to be offered, and (C) the price and terms, if any, upon which it proposes to offer such New Securities.

(ii)    By notification to the Company within 20 days after the Offer Notice is given, each Major Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the Pro Rata Securities then held by such Major Investor bears to the total Pro Rata Securities then held by all Major Investors. At the expiration of such 20 day period, the Company shall promptly notify each Major Investor that elects to purchase or acquire all the New Securities available to it (each, a “Fully Exercising Investor”) of any other Major Investor’s failure to do likewise. During the 10 day period commencing after the Company has given such notice, each Fully Exercising Investor may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of New Securities specified above, up to that portion of the New Securities for which Major Investors were entitled to subscribe but that were not subscribed for by the Major Investors which is equal to the proportion that the Pro Rata Securities then held by such Fully Exercising Investor bears to total Pro Rata Securities then held by all Fully Exercising Investors who wish to purchase such unsubscribed New Securities. The closing of any sale pursuant to this Section 15(a) shall occur within 60 days of the date that the Offer Notice is given.

(iii)    If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Section 17(a)(ii), the Company may, during the 90 day period following the expiration of the periods provided in Section 17(a)(ii), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within 30 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Major Investors in accordance with this Section 17(a).

(b)    Termination. The covenants set forth in Section 17(a) shall terminate and be of no further force or effect upon the earlier to occur of (i) the consummation of the Qualified Public Offering or (ii) a Liquidation or Deemed Liquidation Event.

18.    Additional Covenants.

(a)    Insurance. The Company will use its best efforts to cause the following insurance policies to be maintained until such time as the Board of Directors, including a majority of the Preferred Directors (as defined in the Restated Certificate), determines that such insurance should be discontinued: (i) Directors and Officers insurance (covering the directors and their affiliates funds) in an aggregate amount of at least $2 million, which, subject to approval by the Board of Directors, shall be increased to an aggregate amount of at least $5 million following the IPO and (ii) term “key-person” insurance on each of the employees, directors and officers as deemed necessary by the Board of Directors, in the amount of $1 million (or such greater amount as determined by the Board of Directors). The key-person policy shall name the Company as loss payee, and neither policy shall be cancelable by the Company without prior approval of the Board of Directors, including (until the consummation of the IPO) a majority of the Preferred Directors (as defined in the Restated Certificate).

(b)    Employee Agreements. The Company will cause each existing and future officer, employee and consultant to enter into a nondisclosure and proprietary rights assignment agreement, and as applicable, a non-compete agreement in a form reasonably acceptable to the Major Investors.

(c)    Employee Vesting. Unless otherwise unanimously approved by the Board of Directors, all future employees and consultants of the Company who purchase, receive options to purchase, or otherwise receive awards of shares of the Company’s capital stock after the date hereof shall be required to execute restricted stock or option agreements, as applicable; providing for (i) vesting of shares over a four year period, with the first 25% of such shares vesting following 12 months of continued employment or service, and the remaining shares vesting in equal monthly installments over the following 36 months of continuous employment or service, and (ii) a lockup period in connection with the IPO through the end of the 180-day period following the effective date of the applicable registration statement (or such other period as may be requested by the Company or the underwriters to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in F1NRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto). The Company shall retain a “right of first refusal” on employee transfers until the IPO and shall have the right to repurchase unvested shares at cost upon termination of employment of a holder of restricted stock.

(d)    Qualified Small Business Stock. The Company shall use commercially reasonable efforts to cause the shares of Preferred Stock, as well as any shares into which such shares are converted, within the meaning of section 1202(f) of the Internal Revenue Code (the “Code”), to constitute “qualified small business stock” as defined in section 1202(c) of the Code, and not to undertake any redemption or other activity which would be reasonably likely to cause the loss of such status with respect to the Series C Preferred Stock; provided, however, that such requirement shall not be applicable if the Board of Directors of the Company determines, in its good-faith business judgment, that such qualification is inconsistent with the best interests of the Company. The Company shall submit to its stockholders (including the Purchasers) and to the Internal Revenue Service any reports that may be required under section 1202(d)(1)(C) of the

Code and the regulations promulgated thereunder. In addition, within 20 business days after any Investor’s written request therefor, the Company shall, at its option, either (i) deliver to such Investor a written statement indicating whether (and what portion of) such Investor’s interest in the Company constitutes “qualified small business stock” as defined in section 1202(c) of the Code or (ii) deliver to such Investor such factual information in the Company’s possession as is reasonably necessary to enable such Investor to determine whether (and what portion of) such Investor’s interest in the Company constitutes “qualified small business stock” as defined in section 1202(c) of the Code.

(e)    Board Committees. Each of International Life Sciences Fund III (LP1), L.P. and/or its affiliates (collectively, “SV Health Investors”), Alta Partners VIII, L.P. and/or its affiliates (collectively, “Alta Partners”), Lilly Ventures Fund I, LLC and/or its affiliates (“Lilly Ventures”), and Skyline Venture Partners V, L.P. and/or its affiliates (collectively, “Skyline Ventures”), shall have the right, upon request, to include its director representative as a member in each committee of the Board of Directors. The members of the Board of Directors nominated by SV Health Investors, Alta Partners, Lilly Ventures, and Skyline Ventures shall have the right to attend all meetings of the Company’s scientific and other advisory boards as non-voting observers. SV Life Sciences Fund V, L.P, SV Life Sciences Fund V Strategic Partners, L.P., International Life Sciences Fund III (LP1) L.P., International Life Sciences Fund III Co-Investment, L.P., International Biotechnology Trust PLC, and International Life Sciences Fund III Strategic Partners L.P. shall be deemed to be affiliates for purposes of this Agreement.

(f)    Observer Rights.

(i)    As long as SV Health Investors owns shares of Preferred Stock (or Common Stock issued upon conversion thereof), the Company shall invite a representative of SV Health Investors to attend all meetings of its Board of Directors in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold in confidence and trust all information so provided; and provided, further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets.

(ii)    As long as Alta Partners owns shares of Preferred Stock (or Common Stock issued upon conversion thereof), the Company shall invite a representative of Alta Partners to attend all meetings of its Board of Directors in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold in confidence and trust all information so provided; and provided, further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets.

(iii)    As long as Skyline Ventures own shares of Preferred Stock (or Common Stock issued upon conversion thereof), the Company shall invite a representative of Skyline Partners to attend all meetings of its Board of Directors in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold in confidence and trust all information so provided; and provided, further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets.

(iv)    As long as Lilly Ventures own shares of Preferred Stock (or Common Stock issued upon conversion thereof), the Company shall invite a representative of Lilly Ventures to attend all meetings of its Board of Directors in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold in confidence and trust all information so provided; and provided, further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets.

(g)    Board Meetings. Unless otherwise determined by the vote of a majority of the directors then in office, the Board of Directors shall meet at least six times per year in accordance with an agreed-upon schedule.

(h)    Business Arrangements. The Company shall not enter into any business arrangement that requires the payment to or by the Company of an amount in excess of $500,000, unless approved by the Board of Directors.

(i)    Board Expenses. The Company shall reimburse the nonemployee directors for all reasonable out-of-pocket expenses incurred in connection with attending meetings of the Board of Directors or committees thereof and other meetings or events attended on behalf of the Company.

(j)    Termination of Covenants. The covenants set forth in Section 18(a) shall terminate and be of no further force or effect upon the earlier to occur of (A) the consummation of the Qualified Public Offering or (B) a Liquidation or Deemed Liquidation. The other covenants set forth in this Section 18 shall terminate and be of no further force or effect upon the earlier to occur of (A) the consummation of the Qualified Public Offering or (B) a Liquidation or Deemed Liquidation.

19.    Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California. The parties hereto agree to submit to the jurisdiction of the federal and state courts of the State of California with respect to the breach or interpretation of this Agreement or the enforcement of any and all rights, duties, liabilities, obligations, powers and other relations between the parties arising under this Agreement.

20.    Entire Agreement. This Agreement constitutes the full and entire understanding among the parties regarding the subject matter herein. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto. Upon the effectiveness of this Agreement, the Prior Agreement shall be deemed amended and restated and superseded and replaced in its entirety by this Agreement, and shall be of no further force or effect separate from this Agreement.

21.    Notices, etc. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed (a) if to a holder of Registrable Securities, to such address as such holder shall have furnished to the Company in writing, or (b) if to the Company, to its principal executive offices and addressed to the attention of the President, or to such other address as the Company shall have furnished to the holders of Registrable Securities. If notice is given to the Company, a copy shall also be sent to Fenwick & West LLP, Attention: Effie Toshav and Matthew S. Rossiter, 1191 Second Avenue, 10th Floor, Seattle, WA 98101, if notice is given to holders of Registrable Securities, a copy shall also be given to Wyrick Robbins Yates & Ponton LLP, 4101 Lake Boone Trail, Suite 300, Raleigh, NC 27607, Attn: Kenneth Eheman, and if notice is given to Celgene, a copy shall also be given to Dechert LLP, Attention: James J. Marino and David E. Schulman, 902 Carnegie Center, Suite 500, Princeton, NJ 08540.

All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient (if not sent during normal business hours, then on the next business day); (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.

22.    Amendment. Any provision of this Agreement may be amended, waived or modified upon the written consent of (i) the Company, and (ii) holders of at least a majority of the then outstanding Preferred Stock (voting as a single class and on an as-converted basis). Any Holder may waive any of his or her rights or the Company’s obligations hereunder without obtaining the consent of any other person. Notwithstanding any other provision of this Section 22, (x) Sections 18(f)(i), 18(e), 18(f)(ii), 18(f)(iii) and 18(f)(iv) of this Agreement shall not be amended or waived without the written consent of SV Health Investors, Alta Partners, Skyline Ventures and Lilly Ventures, respectively; and (y) any modification or waiver of this Agreement that treats any Major Investor differently from other Major Investors holding the same class and series of securities (or, in the case of a Major Investor holding Series C-2 Preferred Stock, that treats such Major Investor differently from Major Investors holding Series C Preferred Stock) shall require the prior written consent of such Major Investor. Notwithstanding the preceding, any amendment to the Company’s Loan and Security Agreement with SVB or the Loan Documents referenced therein shall not be effective without the written consent of SVB.

23.    Limitations on Subsequent Registration Rights.

(a)    From and after the date of this Agreement, the Company shall not enter into any agreement granting any holder or prospective holder of any securities of the Company registration rights with respect to such securities without the prior written consent of at least a majority of the Registrable Securities then outstanding unless (1) such new registration rights, including standoff obligations, are on a pari passu basis with those rights of the Holders hereunder, are granted in accordance with the original issuance of the securities to which they relate and are granted in accordance with Section 23(b) below or (2) such new registration rights, including standoff obligations, are subordinate to the registration rights granted the Holders hereunder.

(b)    Where the Company determines to grant any holder or prospective holder of any securities of the Company registration rights (in connection with the original issuance of the securities to which such rights relate) that are on a pari passu basis with those rights of the Holders hereunder, the grant of such rights shall be made pursuant to this Agreement and shall be evidenced by the execution of an additional signature page to this Agreement by the Company and such holder, without any requirement on the part of the Company to seek the consent or approval of the Holders.

24.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute one instrument.

25.    Successors and Assigns. Except as otherwise expressly provided herein and subject to Section 15 above, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of Registrable Securities from time to time.

26.    Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

27.    Delays or Omissions. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any Holder, upon any breach, default or noncompliance of the Company under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on any Holder’s part of any breach, default or noncompliance under the Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to Holders, shall be cumulative and not alternative.

28.    Attorneys’ Fees. In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

29.    Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

30.    Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated entities or persons, or persons or entities under common management or control shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

31.    Amendment of Prior Agreement. The Prior Agreement is hereby amended and superseded in its entirety and restated herein. Upon execution by the Company and the requisite parties to the Prior Agreement, all provisions of, rights granted and covenants made in the Prior Agreement are hereby superseded in their entirety and shall have no further force and effect.

[Signature pages follow]

IN WITNESS WHEREOF, the undersigned have executed this Third Amended and Restated Investors’ Rights Agreement as of the date set forth above.

“COMPANY”	SUTRO BIOPHARMA, INC.
a Delaware corporation

	By:	/s/ William J. Newell

	Name:	William J. Newell

	Title:	CEO

[SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the undersigned have executed this Third Amended and Restated Investors’ Rights Agreement as of the date set forth above.

“PURCHASER”	SKYLINE VENTURE PARTNERS V, L.P.,
By: Skyline Venture Management V, LLC
Its: General Partner

	By:	/s/ John G. Freund

	Name:	John G. Freund

	Title:	Managing Director

[SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the undersigned have executed this Third Amended and Restated Investors’ Rights Agreement as of the date set forth above.

“PURCHASER”	ALTA PARTNERS VIII, L.P.
By: Alta Partners Management VIII, LLC
Its: General Partner

	By:	/s/ Dan Janney

	Name:	Dan Janney

	Title:	Managing Director

[SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the undersigned have executed this Third Amended and Restated Investors’ Rights Agreement as of the date set forth above.

“PURCHASER”	AMGEN VENTURES, LLC
	By:	/s/ David A. Piacquad
	Name:	David A. Piacquad
	Title:	SVP Business Development

[SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the undersigned have executed this Third Amended and Restated Investors’ Rights Agreement as of the date set forth above.

“PURCHASER”	CELGENE CORPORATION

	By:	/s/ Robert Hershberg

	Name:	Robert Hershberg

	Title:	EVP, Head of Business Development & Global Alliances

[SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the undersigned have executed this Third Amended and Restated Investors’ Rights Agreement as of the date set forth above.

“PURCHASER”	LILLY VENTURES FUND I, LLC

	By:	/s/ S. Edward Torres

	Name:	S. Edward Torres

	Title:	Managing Director

[SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the undersigned have executed this Third Amended and Restated Investors’ Rights Agreement as of the date set forth above.

“PURCHASER”	MUTUAL FUND SERIES TRUST, ON BEHALF OF EVENTIDE HEALTHCARE & LIFE SCIENCES FUND

	By:	/s/ Erik Naviloff

	Name:	Erik Naviloff

	Title:	Treasurer

[SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the undersigned have executed this Third Amended and Restated Investors’ Rights Agreement as of the date set forth above.

“PURCHASER”	NEXTHERA CAPITAL MASTER FUND LP

	By:	/s/ Daniel Malek

	Name:	Daniel Malek

	Title:	Managing Member of the General Partner

[SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the undersigned have executed this Third Amended and Restated Investors’ Rights Agreement as of the date set forth above.

“PURCHASER”

By:	/s/ Denise W. Marks	SV LIFE SCIENCES FUND V, L.P.
Name:	Denise W. Marks	By: SV Life Sciences Fund V (GP), L.P.
Title:	SVLSF V, LLC, Member	Its: Sole General Partner
By: SVLSF V, LLC
Its: Sole General Partner

SV LIFE SCIENCES FUND V STRATEGIC PARTNERS, L.P.
By: SV Life Sciences Fund V (GP), L.P. Its: Sole General Partner
By: SVLSF V, LLC
Its: Sole General Partner

		By:	/s/ Denise W. Marks

		Name:	Denise W. Marks

		Title:	SVLSF V, LLC, Member

[SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the undersigned have executed this Third Amended and Restated Investors’ Rights Agreement as of the date set forth above.

“PURCHASER”

INTERNATIONAL LIFE SCIENCES FUND III (LP1), L.P.
By: International Life Sciences Fund III (GP), L.P., its sole General Partner
By: ILSF III, LLC, its sole General Partner

By:	/s/ Denise W. Marks
Name:	Denise W. Marks
Title:	ILSF III, LLC, Member

INTERNATIONAL LIFE SCIENCES FUND III CO-INVESTMENT, L.P.
By: International Life Sciences Fund III (GP), L.P., its sole General Partner
By: ILSF III, LLC, its sole General Partner

By:	/s/ Denise W. Marks
Name:	Denise W. Marks
Title:	ILSF III, LLC, Member

INTERNATIONAL LIFE SCIENCES FUND III STRATEGIC PARTNERS, L.P.
By: International Life Sciences Fund III (GP), L.P., its sole General Partner
By: ILSF III, LLC, its sole General Partner

By:	/s/ Denise W. Marks
Name:	Denise W. Marks
Title:	ILSF III, LLC, Member

INTERNATIONAL BIOTECHNOLOGY TRUST, PLC

By:	/s/ Emma Tinsley
Name:	Emma Tinsley
Title:	Authorised Signatory

[SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the undersigned have executed this Third Amended and Restated Investors’ Rights Agreement as of the date set forth above.

“PURCHASER”	VIDA VENTURES, LLC
By: VV manager, LLC., its Managing Member

	By:	/s/ Arjun Goyal

	Name:	Arjun Goyal, Managing Director

[SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the undersigned have executed this Third Amended and Restated Investors’ Rights Agreement as of the date set forth above.

“PURCHASER”	CITADEL MULTI-STRATEGY EQUITIES MASTER FUND LTD.
By: Citadel Advisors LLC, its portfolio manager

	By:	/s/ Noah Goldberg

	Name:	Noah Goldberg

	Title:	Authorized Signatory

[SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the undersigned have executed this Third Amended and Restated Investors’ Rights Agreement as of the date set forth above.

“PURCHASER”	SAMSARA BIOCAPITAL, L.P.
	By:	Samsara BioCapital GP, LLC
General Partner

	By:	/s/ Srinivas Akkaraju

	Name:	Srinivas Akkaraju, MD, PhD

	Title:	Managing Member

[SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the undersigned have executed this Third Amended and Restated Investors’ Rights Agreement as of the date set forth above.

“PURCHASER”
Tekla Healthcare Investors*

By:	/s/ Daniel R. Omstead

Name:	Daniel R. Omstead

Title:	President

* The name Tekla Healthcare Investors is the designation of the Trustees for the time being under an Amended & Restated Declaration of Trust dated April 21, 1987, as amended, and all persons dealing with Tekla Healthcare Investors must look solely to the trust property for the enforcement of any claim against Tekla Healthcare Investors, as neither the Trustees, officers nor shareholders assume any personal liability for the obligations entered into on behalf of Tekla Healthcare Investors.

Tekla Life Sciences Investors*

By:	/s/ Daniel R. Omstead

Name:	Daniel R. Omstead

Title:	President

* The name Tekla Life Sciences Investors is the designation of the Trustees for the time being under a Declaration of Trust dated February 20, 1992, as amended, and all persons dealing with Tekla Life Sciences Investors must look solely to the trust property for the enforcement of any claim against Tekla Life Sciences Investors, as neither the Trustees, officers nor shareholders assume any personal liability for the obligations entered into on behalf of Tekla Life Sciences Investors.

[SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the undersigned have executed this Third Amended and Restated Investors’ Rights Agreement as of the date set forth above.

“PURCHASER”	Merck Sharp & Dohme Corp.

	By:	/s/ Benjamin Thorner

	Name:	Benjamin Thorner

	Title:	SVP & Head of BD&L

[SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]